EXHIBIT 99.4

For Immediate Release

PARLUX REVIEWS PROPOSED OFFER

FORT LAUDERDALE, FLORIDA June 21, 2006. Parlux Fragrances, Inc. (NASDAQ:PARL) (“Parlux”) announced today that on June 20, 2006, the Independent Committee (the “Committee”) of the Board of Directors of Parlux sent a response to the proposal received from PF Acquisition of Florida LLC (“Acquisition Co.”), which is owned by Ilia Lekach, Chairman and CEO of Parlux, to acquire all of the outstanding common shares of Parlux, pursuant to an offer at a price of $29.00 per share in cash (the “Proposal”) (previously disclosed in Parlux’s June 14, 2006 Form 8-K). Mr. Lekach is currently the beneficial owner of 26.2% of the common stock of Parlux.

Through their legal counsel, the Committee responded to the offer by stating that the Committee does not believe it is prudent for Parlux to move forward to consider the transaction with the significant financial and other contingencies contained in the Proposal. Further, the Committee questions the propriety of a proposed break up fee. The Committee believes that if Parlux proceeds with the Proposal and the transaction does not close, it may have a very negative effect on Parlux. In order to protect Parlux and its shareholders, the Committee believes that the closing contingencies should be removed from the Proposal and Acquisition Co. should provide a deposit to the Company as evidence of Acquisition Co.’s ability to proceed and in recognition of the significant cost Parlux will incur in considering the Proposal. The Committee continues to state that, in the event that the transaction cannot be completed due to an inability by Acquisition Co. to obtain financing, the deposit would be used to reimburse Parlux for its costs and expenses in connection with the consideration of the Proposal.

At this time Parlux intends to continue operations in the ordinary course and meet its SEC reporting requirements.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrance brands of Perry Ellis, GUESS?, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund and Fred Hayman Beverly Hills.

Parlux may periodically release forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Parlux or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and Parlux’s ability to introduce new products in a cost-effective manner. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Parlux undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

Parlux Fragrances, Inc., (954) 316-9008

CONTACT:

Frank A. Buttacavoli Ext. 8117

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